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                                                                   EXHIBIT 10.28

                               February 22, 1994


Mr. Vernon B. Schwartz
P. O. Box 292
Ross, California  94957


Dear Vernon:

     This letter constitutes an agreement between Catellus Development Corporation ("Catellus") and you setting forth the terms and conditions which we have agreed upon with respect to your termination of employment with Catellus and the settling of all matters between us.

     1. Catellus agrees to continue you in its employ and you agree to remain in the employ of Catellus until June 30, 1994. You shall serve as chief executive officer of Catellus until June 30, 1994 or such earlier date as the Board of Directors may designate. After the date on which you cease to be the chief executive officer, you shall perform such services as may be necessary or appropriate to assist in an orderly transition of your responsibilities. Throughout the period of your employment, you shall faithfully discharge your duties and shall cooperate and consult with the Policy Committee of the Board of Directors.

     2. You hereby resign, and this agreement shall constitute notice of such resignation, from all offices and directorships of Catellus and its affiliates including its employee benefit plans, such resignation to be effective as of the date on which you cease to be the chief executive officer of Catellus.

     3. During the period of your employment in accordance with paragraph 1 above, you shall be entitled to the following payments (all of which shall be subject to all customary withholding and payroll deductions):

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          (a)  Within ten days following the date on which you accept this agreement, you will be paid a lump sum amount of $320,625 as your bonus for 1993.

          (b) You will continue to be paid your base salary at the rate of $450,000 per annum through June 30, 1994 at regular payroll periods (i.e., a total salary for 1994 of $225,000).

          (c) No later than ten days after your termination of employment on June 30, 1994, you will be paid $654,375, such amount to be in lieu of all other bonus or severance amounts to which you are or may otherwise become entitled.

     4. During the period of your employment in accordance with paragraph 1 above, you will be entitled to participate in all applicable employee benefits plans of Catellus, in accordance with their terms, and to receive the normal benefits associated with your employment based on your compensation and service with Catellus as an employee, subject to the following:

          (a) The payments under paragraph 3 above shall be in lieu of all other cash compensation including bonuses, to which you are or may otherwise become entitled.

          (b) The payments under paragraph 3 above shall be inclusive of all vacation pay, including banked vacation, to which you are or may become entitled.

          (c) You shall not be entitled to any new awards under any incentive compensation programs maintained by Catellus, including, but not limited to, the Incentive Stock Compensation Plan, the Stock Option Plan, the Long Term Incentive Compensation Program and the Executive Stock Option Plan. Your rights with respect to any awards made under any such incentive compensation plans (other than bonus plans) shall be determined in accordance with the terms of the plans and based on your termination of employment on June 30, 1994; provided, however, that Catellus shall accelerate to the date hereof the vesting of the stock option

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               awarded to you in March, 1993, to purchase 150,000 shares of
               Catellus stock, and such option shall be exercisable by you by payment of the exercise price in cash (including an exercise by cash through a broker pursuant to a "cashless exercise") during the period commencing with the date hereof and ending on September 30, 1994.

          (d) Catellus agrees to reimburse you for the costs of your "COBRA" coverage with respect to its welfare benefit plans if you elect such coverage for the period commencing on the last day of your employment under paragraph 1 above through December 31, 1994.

     5. You agree that you will take all actions reasonably necessary to assist Catellus and its affiliates in making the transition between you and your successor.

     6. As a material inducement to the parties to enter into this agreement and in consideration for the commitments set forth this in agreement, including the payments to you described in paragraph 3 through 5 above, on behalf of yourself, your heirs, administrator, executors, successors and assigns (collectively, "Your Group"), you hereby release and forever discharge Catellus, its past and present officers, directors, shareholders, partners, agents and employees, predecessors, subsidiaries and affiliates, and each of them and their respective heirs, administrators, executors, successors and assigns and Catellus hereby releases and forever discharges you and Your Group from any and all demands, debts, claims, liabilities, lawsuits or causes of action whatsoever, including attorneys' fees, for or by reason of any matter up to the date hereof; provided, however, that, except for Catellus and its subsidiaries, such release shall be limited to matters arising out of your employment with Catellus or any of its subsidiaries or affiliates or the termination of that employment including any allegation of discrimination based upon age (including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act), race, sex, national origin, handicap or other reasons. This release and discharge does not include the waiver of rights or claims relating to your employ-

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          ment that may arise from acts occurring after the execution of this agreement or of any rights or claims arising under this agreement. You declare that you understand the terms of this agreement, that you have been given the opportunity and have been advised to review this agreement with representatives of your choice, including an attorney, prior to executing this agreement, that you understand that you have 21 days from receipt to consider and execute this agreement and that you have 7 days following execution of this agreement to revoke the agreement. This agreement shall not become effective or enforceable and no payments shall be made hereunder until the revocation period has expired.

     7. You agree that you will hold confidential and will not use for your personal benefit or that of any other person or entity all material, non-public information about Catellus, its shareholders, officers, directors, subsidiaries and affiliates and all of their businesses that you obtain or obtained during the period of your employment with Catellus and its subsidiaries or affiliates ("Confidential Information"). You further agree that on or before your last day of employment under paragraph 1 above you will promptly deliver to Catellus all papers, documents and materials containing Confidential Information and other corporate documents and materials in whatever form, including computer-readable storage devices, and wherever located obtained by you during the course of your employment by Catellus. You acknowledge that any breach of the obligations undertaken pursuant to this paragraph would cause immediate and irreparable damage and, therefore, in addition to any other legal remedies, you agree that Catellus or such other party with respect to whom such Confidential Information relates is entitled to an injunction without any bond or other security being required prohibiting you from engaging in any of the activities prohibited by this paragraph.

     8. You agree that, at the request of Catellus, you will cooperate with Catellus and its subsidiaries and affiliates and their officers, directors and counsel in connection with any investigation, claim or litigation relating to any matter in which you were involved

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          during your employment or association with Catellus and its subsidiaries and affiliates or of which you have knowledge and Catellus agrees to cooperate with you and your counsel in connection with any investigation, claim or litigation involving you and relating to such employment or association. Catellus agrees to reimburse you for all reasonable expenses incurred by you in providing such assistance and to pay a reasonable PER DIEM rate for any services requested of you in connection therewith.

     9. The provisions of this agreement are severable, and if any part of it is found to be unenforceable, the remainder will remain fully valid and enforceable. If any provision of this agreement is found by a court of competent jurisdiction to be unreasonable and unenforceable, such provision will be modified to the extent necessary to cause it to be reasonable and binding on the parties hereto. This agreement will survive termination of any arrangements contained herein.

     10. You acknowledge that you have been represented by your own counsel in the negotiation of this agreement, that this agreement has been the subject of substantial negotiation and that you have entered into this agreement voluntarily and with full knowledge of its final and binding effect. You agree that Catellus shall have no responsibility or liability for the fees or expenses of your counsel or other advisors with respect to this agreement.

     11. This agreement contains and constitutes the entire agreement between you and Catellus relating to your employment with Catellus and the termination thereof. Any representation, promise or condition not incorporated herein shall not be binding on either of us.

     12. Your interests under this agreement are not subject to the claims of your creditors and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

     13. The waiver by either you or Catellus of a breach of any provision of this agreement shall not operate as or be

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          deemed a waiver of any subsequent breach by either you or Catellus.
          Continuation of payments hereunder by Catellus following a breach by you of any provision of this agreement shall not preclude Catellus from thereafter terminating said benefits based upon the same violation.

     14. The validity, interpretation, construction, performance and enforcement of this agreement shall be governed by the laws of the State of California.

     15. All notices, requests, demands or other communications provided for by this agreement shall be in writing and sufficiently given if and when mailed in the continental United States of America by registered or certified mail, return receipt requested, postage paid, or if sent by telecopy or personally delivered to the parties entitled thereto at the addresses stated below or to such changed address or addresses as may have been given by similar notice:

          To Catellus:

                    Judd D. Malkin
                    JMB Realty Corporation
                    900 North Michigan Avenue
                    Chicago, Illinois  60611
                    Fax No. (312) 915-1016

          With a copy to:

                    Robert A. Helman, Esq.
                    Mayer, Brown & Platt
                    190 South LaSalle Street
                    Chicago, Illinois 60603
                    Fax No. (312) 701-7711

          To you:

                    Vernon B. Schwartz
                    P. O. Box 292
                    Ross, California  94957

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          With a copy to:

                    Edwin N. Lowe, Esq.
                    Fenwick & West
                    8th Floor
                    Two Palo Alto Square
                    Palo Alto, California  94306
                    Fax No. (415) 857-0361



                             Very truly yours,

                             CATELLUS DEVELOPMENT CORPORATION




                             By: /s/ Judd D. Malkin
                                 _____________________
                                 Judd D. Malkin
                                 Chairman of the Policy Committee
                                 of the Board of Directors




ACCEPTED AND AGREED TO:

/s/ Vernon B. Schwartz
________________________
DATE:  February 22, 1994